Exhibit 99.1

Jamba, Inc. Reports Results for Fiscal 2017, Provides Q1 Business Update,

and Nears Return to a Standard Reporting Cadence

FRISCO, Texas, May 11, 2018 -- Jamba, Inc. (NASDAQ:JMBA) (the “Company”) today reported financial results for the fiscal year ended January 2, 2018 (“fiscal 2017”), provided an update of results for the fiscal quarter ended April 3, 2018 (“first quarter”) and announced its expected timeline to return to a standard reporting cadence.

Highlights for fiscal 2017 as compared to the 53 weeks ended January 3, 2017 (“fiscal 2016”):

•

Total Revenue declined $8.7 million to $70.9 million, primarily due to the Company’s continued transition to an asset light business model, the exit of non-core business units, and the return to a 52-week fiscal calendar.

•	On a comparable calendar basis, system-wide comparable store sales declined 0.4%.
•	Comparable store sales declined 0.3% at franchise-owned stores and declined 1.4% at company-owned stores.
•	Net Income (Loss) improved $19.7 million, to a loss of $2.7 million.
•	Non-GAAP Adjusted EBITDA increased 33.1% to $14.7 million.
•	Non-GAAP Adjusted EBITDA Margin increased to 20.7%, compared to 13.8% in fiscal 2016.
•	Opened 50 new stores, of which 40 were domestic and 10 international.

Highlights for the first quarter of 2018:

•	System-wide comparable store sales increased 2.3%.
•	Comparable store sales increased 2.4% at franchise-owned stores and increased 1.6% at company-owned stores.
•

Opened 5 new stores.  Openings were limited in the first quarter primarily because the Company did not have an active Franchise Disclosure Document (“FDD”) with which to solicit prospective franchisees, due to the delayed financial reporting.  The Company has implemented single store and drive thru initiatives that are expected to deliver sequential increases in new store opening counts.

•

Closed 25 stores, resulting from continued efforts to optimize and reshape the portfolio.  Average unit volume for the 25 closed stores is below $300,000 and less than half of the average unit volume of the remaining store base.

•	Held $7.5 million in cash and had no outstanding principal balance on its line of credit, as of April 3, 2018. The reported balance is unaudited.

The Company anticipates the following timeline to return to a standard reporting cadence:

•	File Form 10-Q for the first quarter of fiscal 2018 on or before June 26, 2018.
•	Hold a combined 2016 and 2017 shareholder meeting on June 26, 2018.
•

Return to a standard reporting cadence with the filing of Form 10-Q for the fiscal quarter ended July 3, 2018 (“second quarter”) on or before the standard reporting timeline requirement of August 13, 2018.

CEO Comments

Dave Pace, President and Chief Executive Officer, stated: “Today’s filing of our 2017 10-K completes another important step on our path to return to a standard reporting cadence.  We anticipate being back on track after the filing of our first quarter 10-Q and the completion of our annual shareholder meeting planned for late June.”

Pace continued: “Financial results for 2017 delivered on our previously communicated guidance and demonstrate the progress being made in our revitalization of the Jamba business.  Notably, despite the anticipated decline in total revenues related to our pivot to an asset-light model, Adjusted EBITDA grew by over 33%.  The concrete actions we have taken to reinvigorate our core system have continued to drive performance into early 2018. Comparable store sales in the first quarter increased 2.3% and beat the industry benchmark for the eighth consecutive quarter.”

Pace concluded: “Our efforts in 2018 will continue to be focused on enhancing the customer experience, driving transaction growth, increasing store level margins and rebuilding the momentum behind our new store pipeline.  We have repositioned this iconic brand for sustainable growth and significant value-creation for our shareholders and continue to be optimistic about our performance in 2018 and beyond.”

Fiscal 2017 Financial Results

Results are in line with prior guidance expectations.

Metrics	Prior Guidance Issued March 15, 2018	Actual
Total Revenue	Approximately $71 million	$70.9 million
Annual system-wide comparable sales	-0.4%	-0.4%
New store openings	50 new store openings; 11 openings, net of closures	50 new store openings; 11 openings, net of closures
Non-GAAP Adjusted G&A expense	Approximately $18 million; exiting 2017 with a run rate of no more than $20 million	$18.1 million
Non-GAAP Adjusted EBITDA	At least $14.5 million	$14.7 million

First Quarter of Fiscal 2018

•

Comparable store sales: The increase of 2.3% in the first quarter of 2018 was the result of favorability from overlapping severe weather in the first quarter of 2017, tempered by cooler weather across much of the country in March, 2018.

•

New Store Openings: New store openings in the first quarter were limited because the Company did not have an active Franchise Disclosure Document (“FDD”) to solicit prospective franchisees through much of 2017, due to the delayed financial reporting.  As a result, new store openings in 2018 will be led by existing franchisees.  The Company launched its single store franchise recruiting efforts in the first quarter, following the filing of the 2016 Form 10-K and issuance of an active FDD, and has received significant interest from prospective franchisees.  The Company expects the positive response to the single store franchise option coupled with existing franchisee development agreements and drive thru initiatives, will deliver sequential increases in new store opening counts.

•

Store Closures: Counts were elevated in the first quarter as the Company continues to work with franchisees to optimize and reshape the portfolio.  The optimization effort will continue in order to enhance the financial health of the franchisee network and the long-term benefit of the Jamba system.  The Company expects closure rates will decline in the remainder of 2018 from the elevated first quarter levels.

•

Marketing: The Company successfully introduced coffee smoothies and all day breakfast sandwiches that will remain on the menu.  Additionally, the Company successfully tested a revised marketing approach during the fourth quarter of 2017 and first quarter of 2018, to optimize media weight, medium, and content.   The Company intends to deploy this marketing approach in the remainder of 2018, supporting a pipeline of consumer researched and tested products.

Liquidity

The Company held cash of $7.5 million as of April 3, 2018 and $10.0 million as of January 2, 2018.  Reported amounts include restricted cash of $0.3 million in both periods.

The Company used $1.8 million of cash in the first quarter of 2018 to pay audit and related expenses.  This amount is in addition to the $5.7 million of cash used during fiscal 2017, the Company previously reported.   The Company anticipates the usage of cash for incremental audit and related expenses will be substantially complete in the second quarter of 2018 and will be at a reduced level in the second quarter as compared to the first quarter of 2018.

The Company had not drawn against its line of credit, and had no outstanding principal balance as of April 3, 2018.

Reported balances are unaudited.

Guidance Policy

The Company provides annual guidance as it relates to certain financial metrics and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Inducement Grants

In connection with the Company’s 2017 hiring of Claudia Schaefer, the Company’s Senior Vice President, Chief Marketing Officer, and as required by Ms. Schaefer’s 2017 employment offer letter, the Company was to issue to Ms. Schaefer  (i) a non-qualified stock option to purchase to up 35,000 shares of the Company’s common stock at a per share price of the closing price of the Company’s common stock on the date of grant, vesting annually over four years and (ii) (a) 10,000 restricted stock units, vesting annually over three years, and (b) 35,000 performance-based restricted stock units of which 17,500, 10,000 and 7,500 would vest upon achievement of stock price targets of $19.50, $24.00 and $28.50 prior to July 2019, respectively, in each case subject to Ms. Schaefer’s continued employment with Jamba and/or its affiliates.  Upon a change of control during the three year period after the grant date whereby the Company’s stockholders receive per-share consideration equaling or exceeding any of the price targets listed above, the performance-based units would vest in the amounts listed above for each price target (as adjusted for any stock splits, dividends, or similar transactions).  With the Company’s 2017 10-K filing earlier today, the Company was able to file the Form S-8 for the inducement grants described above in order to issue such grants, to be effective May 14, 2018.

Additionally, in connection with the Company’s hiring of other non-executive officer employees in 2017 and as required by their respective 2017 employment offer letters, the Company was to issue to such employees (i) nonqualified stock options to purchase an aggregate of up to 7,500  shares of the Company's common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of such grant, annually over four years so long as each employee remains an employee of Jamba Juice Company and/or its affiliates and (ii) 15,000 restricted stock units, vesting annually over three years so long as each employee remains an employee of Jamba Juice Company and/or its affiliates. With the Company’s 2017 10-K filing earlier today, the Company was able to file the Form S-8 for the inducement grants described above in order to issue such grants, to be effective May 14, 2018.

The grants were made as an inducement that was a material component of each person’s compensation and subsequent acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4) approved by the Compensation and Executive Development Committee of the Company’s board of directors.

About Jamba, Inc.

Jamba, Inc. (Nasdaq: JMBA) through its wholly-owned subsidiary, Jamba Juice Company, is a global healthy lifestyle brand that inspires and simplifies healthful living through freshly blended whole fruit and vegetable smoothies, bowls, juices, cold-pressed shots, boosts, snacks, and meal replacements. Jamba’s blends are made with premium ingredients free of artificial flavors and preservatives so guests can feel their best and blend the most into life.

Jamba Juice® has more than 800 franchised and company-owned locations worldwide, as of April 3, 2018. For more information, visit jambajuice.com.

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “believes”,

“expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially from those expressed in any forward-looking statements. These statements include, but are not limited to risks and uncertainties relating to the Company’s ability to file its periodic reports with the Securities and Exchange Commission and hold its annual meeting in a manner to regain and continue to maintain compliance with Nasdaq listing rules, the Company’s business strategy and financial performance, its revenue and customer volatility based upon weather and general economic conditions, the operating results of the Company’s franchisees, additional costs expected to be incurred as a result of ongoing work relating to the Company’s financial statements, including anticipated remediation efforts relating to the material weakness disclosed in the Company’s Form 10-K, the fluctuations in various food and supply costs, competition and other risks related to the food services business, the Company’s ability to retain its executive management team and key employees and other factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Non-GAAP Financial Measures

The Company provides certain forward-looking Non-GAAP financial measures to its investors. The Company believes that providing these forward-looking Non-GAAP measures to its investors provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The Non-GAAP financial measures are discussed further below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from Non-GAAP measures used by other companies.

The following definitions apply to these terms as used in this release:

Blended royalty rate is defined as total royalty dollars divided by total franchise sales dollars, as reported by franchisees.

Company-owned comparable store sales represents the change in year-over-year sales for Company-owned stores opened for at least one full year. Franchise-operated comparable store sales, a Non-GAAP financial measure, represents the change in year-over-year sales for all Franchise Stores opened for at least one full year, as reported by franchisees, and excludes International Stores and Express format. System-wide comparable store sales, a Non-GAAP financial measure, represents the change in year-over-year sales for all Company and Franchise Stores opened for at least one full year, as reported by franchisees, and excludes International Stores and Express format.  Comparable store sales includes closed locations for the periods in which they have comparable sales. Company-owned comparable store sales percentages as used herein may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and System-wide comparable stores sales percentages as used herein are Non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in comparable store sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and Franchise-operated stores.

Domestic system-wide sales are the sum of company-operated restaurant revenue and sales from domestic franchised stores. Our total revenue in our consolidated statements of operations is limited to company-operated store revenue, franchise revenue from our franchisees, and other revenue. Accordingly, domestic system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that domestic system-wide sales are an important figure for investors, because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration. We have included a reconciliation of domestic system-wide sales to total revenue.

New store openings, net of closures is defined as the count of new store openings, minus the count of store closures.

Non-GAAP Adjusted EBITDA is equal to net income, adjusted for: (a) depreciation and amortization; (b) interest income; (c) interest expense; (d) income taxes; (e) impairment expense; (f) stock based compensation expense; and (g) other one-time or extraordinary items that are not reflective of the ongoing business such as legal settlements, expenses related to the extended audit and gain or loss resulting from refranchising activities. The Company believes this metric is useful in measuring the operating performance of the Company.

Non-GAAP Adjusted EBITDA margin percent is defined as Adjusted EBITDA divided by Total Revenue.

Non-GAAP Adjusted General and Administrative (“G&A”) expense is calculated as general and administrative expense in accordance with GAAP excluding refranchise and severance costs associated with the move to an asset-light business model, charges related to the executive organization changes, costs due to the Company’s corporate office relocation to Frisco, Texas, and other non-recurring general and administrative expenses. The Company believes that general and administrative expense adjusted to exclude the costs of such items is a helpful indicator of the Company's operating performance in that it shows the net expense without the impact of what the Company believes to be upfront transitional costs. Management does not believe such costs are reflective of the Company's ongoing performance and accordingly excludes those items from Non-GAAP Adjusted General and Administrative Expense.

JAMBA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except par value data)

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
Revenue:
Company stores	$44,673	$51,282
Franchise and other revenue	26,253	28,341
Total revenue	70,926	79,623
Costs and operating expenses:
Cost of sales	10,231	12,601
Labor	15,653	17,872
Occupancy	6,487	7,659
Store operating	8,228	9,285
Depreciation and amortization	3,549	5,749
General and administrative	28,260	37,958
Loss (gain) on disposal of assets	688	790
Store pre-opening	711	1,224
Impairment of long-lived assets	-	3,410
Store lease termination and closure	297	4,160
Other operating, net	15	1,083
Total costs and operating expenses	74,119	101,791
Income (loss) from operations	(3,193)	(22,168)
Other income (expenses):
Interest income	105	250
Interest expense	(325)	(439)
Total other income (expenses), net	(220)	(189)
Income (loss) before income taxes	(3,413)	(22,357)
Income tax (expense) benefit	671	(79)
Net income (loss)	$(2,742)	$(22,436)
Weighted-average shares used in the computation of income (loss) per share:
Basic	15,513,028	15,229,102
Diluted	15,513,028	15,229,102
Income (loss) per share:
Basic	$(0.18)	$(1.47)
Diluted	$(0.18)	$(1.47)

JAMBA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
ASSETS
Current assets:
Cash and cash equivalents	$10,030	$7,133
Receivables, net of allowances of $904 and $1,808	10,098	11,778
Inventories	465	534
Prepaid and refundable taxes	127	243
Prepaid rent	776	1,053
Assets held for sale	-	206
Prepaid expenses and other current assets	4,194	2,757
Total current assets	25,690	23,704
Property, fixtures and equipment, net	10,928	12,512
Goodwill	1,181	1,183
Trademarks and other intangible assets, net	1,211	1,327
Deferred tax asset	791	-
Notes receivable and other long-term assets	847	2,894
Total assets	$40,648	$41,620
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$3,279	$2,749
Accrued compensation and benefits	1,900	3,580
Workers’ compensation and health insurance reserves	222	675
Accrued gift card liability	27,469	24,131
Accrued expenses	6,791	7,658
Other current liabilities	8,052	7,664
Total current liabilities	47,713	46,457
Deferred rent and other long-term liabilities	7,509	8,940
Total liabilities	55,222	55,397
Stockholders’ (deficit) equity:
Common stock, $.001 par value, 30,000,000 shares authorized; 18,447,023 and 15,588,206 shares issued and outstanding, respectively, at January 2, 2018, and 18,268,885 and 15,410,068 shares issued and outstanding, respectively, at January 3, 2017	18	18
Additional paid-in capital	409,518	407,273
Treasury shares, at cost, 2,858,817	(40,009)	(40,009)
Accumulated deficit	(384,101)	(381,059)
Total shareholders' (deficit) equity	(14,574)	(13,777)
Total liabilities and stockholders’ (deficit) equity	$40,648	$41,620

JAMBA, INC.
(Unaudited)
REVENUE

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
Revenue (in thousands):
Company stores	$44,673	$51,282
Franchise revenue	24,760	23,992
Other revenue	1,493	4,349
Total revenue	$70,926	$79,623

JAMBA, INC.
(Unaudited)
RECONCILIATION OF NON-GAAP DOMESTIC SYSTEMWIDE SALES

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
Total Revenue (in thousands)	$70,926	$79,623
Franchise and Other Revenue	(26,253)	(28,341)
Domestic franchise sales	453,015	441,316
Non-GAAP domestic system-wide sales	$497,688	$492,598

JAMBA, INC.
(Unaudited)
RECONCILIATION OF GENERAL AND ADMINISTRATIVE TO NON-GAAP ADJUSTED GENERAL AND ADMINISTRATIVE

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
General and Administrative (in thousands)	$28,260	$37,958
Corporate relocation expenses	(1,765)	(7,427)
Audit related expenses	(4,705)	(122)
Other non-recurring expenses	(3,642)	(7,707)
Non-GAAP Adjusted General and Administrative	$18,148	$22,702

JAMBA, INC.
(Unaudited)
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
Net Loss (in thousands):	$(2,742)	$(22,436)
Other non-recurring expenses	13,078	24,865
Depreciation and amortization	3,549	5,749
Interest income	(105)	(250)
Interest expense	325	439
Income taxes	(671)	79
Stock based compensation	1,240	2,579
Non-GAAP Adjusted EBITDA	$14,674	$11,025

JAMBA, INC.
(Unaudited)

COMPARABLE STORE SALES

Fiscal Calendar Basis	52-Weeks Ended
	January 2, 2018 vs	January 3, 2017 vs
Increase/(Decrease)	December 27, 2016 (b)	December 29, 2015

Percentage Change in Comparable store sales
Company stores	(1.3)%	0.8%
Franchise stores	(0.4)%	(0.3)%
System-wide	(0.5)%	(0.2)%

Comparable Calendar Basis (a)	52-Weeks Ended
	January 2, 2018 vs	January 3, 2017 vs
Increase/(Decrease)	January 3, 2017	December 29, 2015

Percentage Change in Comparable store sales
Company stores	(1.4)%	0.8%
Franchise stores	(0.3)%	(0.3)%
System-wide	(0.4)%	(0.2)%

Percentage Change in Comparable calendar Company store sales
Traffic	(4.7)%	(2.4)%
Average check	3.3%	3.2%
Total Comparable Company store sales	(1.4)%	0.8%

(a) Due to a 53 week fiscal 2016, year-over-year fiscal comparisons are offset by one week.  Using comparable calendar periods balances the one week shift and provides a clearer year over year comparison. 2016 fiscal and calendar comparisons are the same.

(b) Fiscal year ended January 3, 2017 and contained a 53rd week; comparable store sales are calculated based on a 52-week year.

JAMBA, INC.
(Unaudited)

NEW STORE OPENINGS, NET OF CLOSURES
	Fiscal Year Ended
	January 2, 2018	January 3, 2017 (a)
Openings
Traditional	25	26
Non-traditional	11	18
Drive thru	4	2
International	10	19
Total	50	65

Closures
Traditional	(14)	(14)
Non-traditional	(16)	(16)
Drive thru	—	—
International	(9)	(24)
Total	(39)	(54)

Openings, Net of Closures
Traditional	11	12
Non-traditional	(5)	2
Drive thru	4	2
International	1	(5)
Total	11	11

(a) As communicated on March 20, 2017, the Company now excludes Express format stores from store counts. Store counts exclude Express in both 2016 and 2017 for comparability.

KEY OPERATING METRICS FOR THE FISCAL YEAR ENDED JANUARY 2, 2018

	Fiscal Year Ended
	January 2, 2018	January 3, 2017
Number of system-wide stores open at end of period	873	862
New store openings	50	65
Domestic system-wide comparable store sales change (a)	(0.4)%	(0.2)%
Domestic system-wide sales (in thousands)	497,688	492,598
Blended royalty rate	5.0%	5.1%
Net Income (in thousands)	(2,742)	(22,436)
Adjusted EBITDA (in thousands)	14,674	11,025
Adjusted EBITDA margin percent	20.7%	13.8%

(a) Due to a 53 week fiscal 2016, 2017 year-over-year fiscal comparisons are offset by one week. Comparable calendar basis is presented above.

JAMBA, INC.
(Unaudited)

COMPARABLE STORE SALES

	13-Weeks Ended
	April 3, 2018 vs	April 4, 2017 vs
Increase/(Decrease)	April 4, 2017	April 5, 2016 (a)

Percentage Change in Comparable store sales
Company stores	1.6%	(7.3)%
Franchise stores	2.4%	(5.6)%
System-wide	2.3%	(5.8)%

Percentage Change in Comparable Company store sales
Traffic	1.6%	(9.9)%
Average check	(0.0)%	2.6%
Total Comparable Company store sales	1.6%	(7.3)%

(a) Due to a 53 week fiscal 2016, year-over-year fiscal comparisons in 2017 are offset by one week. Comparable calendar basis is presented above.

JAMBA, INC.
(Unaudited)

STORE COUNT
	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the Quarter Ended April 3, 2018
At January 2, 2018	53	749	71	873
Opened	—	2	3	5
Acquired	—	—	—	—
Closed	(2)	(17)	(6)	(25)
Refranchised	—	—	—	—
At April 3, 2018	51	734	68	853

For the Quarter Ended April 4, 2017
At January 3, 2017	66	726	70	862
Opened	—	13	2	15
Acquired	—	—	—	—
Closed	-	(5)	(4)	(9)
Refranchised	—	—	—	—
At April 4, 2017	66	734	68	868

JAMBA, INC.
(Unaudited)

NEW STORE OPENINGS, NET OF CLOSURES
	13-Weeks Ended
	April 3, 2018	April 4, 2017
Openings
Traditional	2	11
Non-traditional	—	1
Drive thru	—	1
International	3	2
Total	5	15

Closures
Traditional	(12)	(2)
Non-traditional	(6)	(3)
Drive thru	(1)	—
International	(6)	(4)
Total	(25)	(9)

Openings, Net of Closures
Traditional	(10)	9
Non-traditional	(6)	(2)
Drive thru	(1)	1
International	(3)	(2)
Total	(20)	6

Contact:

Investor Relations

Todd Wilson

469-294-9749

investors@jambajuice.com